STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Major League Football, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

First: That the name of this corporation (the "Corporation") is Major League Football, Inc.

Second: That the certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on August 16, 2004 (the "Certificate of Incorporation").

Third: The sole senior executive officer and employee of this public Corporation by written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following amendments to the Certificate of Incorporation:

Fourth: That Article "Second" of the original Certificate of Incorporation is remains Amended as follows: The name of the Corporation's registered agent is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, DE 19801

Fifth: That the FOURTH Article of the Certificate of Incorporation is amended to read, in its entirety, as follows:

The total number of shares of stock that the Corporation shall have authority to issue is Four Hundred Fifty Million (450,000,000) shares of Common Stock, one-tenth of one cent ($0.001) par value per share.

Sixth: That written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware has been adhered to. In addition, given the exigent circumstances of the need to raise money imminently to achieve the main business purpose of the Corporation and fund its primary business, the holders of a majority of the outstanding common stock entitled to vote as a class, were provided written notice of the proposed amendment to the Certificate of Incorporation of the Corporation and a verbal vote of the majority of the shareholders favored the adoption of the amendment to the Certificate of Incorporation.

Seventh: That said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 29th day of October 2019.

Major League Football, Inc.
By: /s/Frank Murtha
Frank Murtha
Senior Executive Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:00 PM 10/30/2019
FILED 05:00 PM 10/30/2019
SR 20197825041 - File Number 3830078